Diamond Wellness Holdings, Inc.
Board of Directors' Services Agreement

This Board of Directors Services Agreement (the "Agreement"), dated this 1st day of August, 2022, (the "Effective Date") is entered into between Diamond Wellness Holdings, Inc., a Colorado corporation ("the Corporation), and Rajeswari Murugan, an individual with a principal place of residence at 1111 East Union Street, Unit 524, Seattle, WA 98122 ("Murugan"). (The Corporation and Murugan may be collectively referred to herein as the "parties" or individually as a "party".)

RECITALS

WHEREAS, the Corporation, subject to the terms and conditions set forth herein, wishes to engage Murugan as a member of the Board of Directors of the Corporation, (a "Director") and to compensate the Director for the future performance of her Services (as hereinafter defined) for the benefit of the Corporation and its stockholders; and

WHEREAS, in order to induce Murugan to serve as a Director, the Corporation has determined and agreed to enter into this Agreement with Murugan; and

WHEREAS, Murugan wishes to serve from the Effective Date forward as a Director under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of Murugan's performance of the Services from the Effective Date hereof, the parties agree as follows:

AGREEMENT

I. Services To Be Rendered

From the Effective Date, the Corporation agrees to engage Director to serve as a member of the Board of Directors of the Corporation (the "Director") and any committees thereof, and, if so needed, to serve as a director, officer or other fiduciary of an affiliate of the Corporation (including any employee benefit plan of the Corporation), (an "Affiliate"), and to provide such services as are typically required of a director of a publicly held corporation, in accordance with the Corporation's Articles of Incorporation and Bylaws ("Articles and Bylaws"), as both may be amended from time to time, and in accordance with the General Corporation Law of Colorado as amended (the "Code"), and all federal securities laws and other state and federal laws and regulations as applicable including the supervisory role in overseeing corporate activities and assessing performance (collectively, the "Services").

For as long as Murugan is duly elected and qualified in accordance with the provisions of the Bylaws or other applicable charter documents of the Corporation or any Affiliate, Murugan agrees to faithfully, and to the best of her ability perform on a contiguous basis the Services. However, Murugan may at any time and for any reason resign in writing from any position with the Corporation or its affiliate, and as a consequence, shall have no further obligation under this Agreement to continue to perform the Services.

II. Nature of Relationship

The Director shall be an independent contractor and will not be deemed an employee of the Corporation for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise.

The Corporation will supply, at no cost to the Director: periodic briefings on its business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under the Corporation's Articles and Bylaws or the charter of any committee of the board on which the director serves and any other materials which may, by mutual agreement, be necessary for performing the Services in accordance with this Agreement.

III. Compensation for Services Performed

(a) Compensation. As compensation for Murugan's performance of the Services during the Term (as hereinafter defined), the Corporation shall pay the Director, in immediately available funds, one thousand dollars ($1,000.00 U.S.) per calendar quarter for the performance of the Services during the prior calendar quarter, or pro-rata portion thereof such as the period from the Effective Date until September 30, 2022 (the "Compensation"). Compensation shall be considered "earned" at 5 p.m. EST of the last business day of each calendar quarter for which Services were performed and approved by the majority of the members of the Board of Directors of the Corporation. Following said approval by the Board of Directors of the Corporation, payment of the prior quarter's Compensation earned will be paid within fifteen (15) business days of the date of said approval.

(b) Bonus Award of Common Stock. By the majority of the members of the Board of Directors of the Corporation in its sole judgment (wherein Murugan has recused herself from said vote), the Board of Directors may award bonus shares of the Company's common stock at the end of the Initial Term and/or any Subsequent Terms for the performance of any special services by Murugan for the benefit of the Corporation or any exceptional performance of Murugan in the performance of her Services.

(c) Expenses. The Corporation will reimburse the Director for reasonable business expenses approved in advance by the Chairman of the Board of Directors of the Corporation or the Chief Executive Officer/ Director of the Corporation, wherein said expenses are consistent with applicable law, regulation and the IRS code. Invoices for expenses, with receipts attached, shall be submitted on an expense report in form, content and detail acceptable to the Chairman of the Board of Directors of the Corporation who must approve said expenses prior to payment. Any and all such payments shall be made to the Director within the first fifteen (15) days of the month following the month of their approval. In certain circumstances, the Chairman of the Board, or the CEO of the Corporation, may approve an advance of funds to the Director specific to a business expense to be incurred.

IV. Confidentiality; Restrictive Covenants

(a) During the Term of this Agreement and for a period of three (3) years thereafter, the Director covenants and agrees that he shall not (i) disclose, communicate or divulge to any person, firm, association or company, other than the Corporation, any Confidential Information (as defined below) made known to, or learned or acquired by, the Director, or (ii) appropriate any Confidential Information for the Director's or any third party's use; provided however, that if any Confidential Information shall also constitute a trade secret under applicable law, such trade secret information shall be protected as provided by and for so long as such law permits (collectively, the "Restrictions", or individually, a "Restriction"). Upon any termination of this Agreement, the Director shall return to the Corporation all written forms of the Confidential Information, regardless of the medium in which such information is contained.

(b) The Director acknowledges and agrees that in view of the nature of the business in which the Corporation is engaged, the Restrictions are reasonable and necessary in order to protect the legitimate business interests of the Corporation.

(c) If any Restriction or any part thereof, is determined in any judicial or administrative proceeding to be invalid or unenforceable, the remainder of this Agreement, including without limitation all other Restrictions, shall not thereby be affected and shall be given full effect, without regard to the invalid provisions.

(d) For purposes of this Agreement, Confidential Information shall include the Corporation's trade secrets and proprietary information, including, but not limited to, techniques, sketches, drawings, processes, current, future and proposed products and services of the Corporation, and/or the Corporation's parents, subsidiaries, customers and/or vendors, whether delivered in written form or verbally, and includes, without limitation, information concerning research, design details and specifications, financial data, procurement requirements, customer lists, business forecasts and purchasing, sales, merchandising, development and marketing plans, but shall exclude (i) confidential information that was in the public domain at the time it was communicated to the Director; (ii) confidential information that enters the public domain subsequent to the time it was communicated to Director through no fault of the Director; or (iii) confidential information

that was in Director 's possession free of any obligation of confidence at the time it was communicated to Director.

V. Covenant Not To Compete

(a) Director and the Corporation acknowledge that Director will have continuing access to information about the Corporation's technology, developments, target markets, strategies, plans, product or service offerings, methods of operation, financial and operating expectations and results, customer base, sales, marketing and pricing strategies, most valued employees, and customer and supplier relationships. In consideration of the Compensation provided to the Director under this Agreement, which Director acknowledges are independent consideration, Director covenants and agrees that during this Agreement and for a period of three (3) years thereafter (the "Restricted Period"), Director will not, directly or indirectly, without the Corporation's prior consent, own, manage, operate, finance, join, control or participate in the ownership or control exceeding 10% of, or be associated as an officer, director, executive, partner or principal, agent, representative, consultant or otherwise with, or use or permit Director's name to be used in connection with, any enterprise that directly or indirectly Competes (as defined below) with the Corporation. Director acknowledges that so long as Director is able to use Director's skills for enterprises that do not directly or indirectly compete with the Corporation, Director will not be limited in any way in Director's ability to perform work for any third party.

"Competes", as used herein, shall mean the production, marketing, promotion, distribution or selling of any product, capability, functionality or service of any person or entity other than the Corporation which resembles or competes with a product or service produced, marketed, promoted, distributed or sold by the Corporation (or to Director's knowledge was under development by the Corporation) during the period of Director's engagement by the Corporation under this Agreement or otherwise.

(b) This Section shall not be construed to prohibit the ownership by Director of less than 10% of any class of securities of any company whether or not that company or business competes with the Corporation.

(c) Director and the Corporation specifically agree that the above "Covenant Not To Compete" and its specific limitations constitute a reasonable covenant under the circumstances and is supported by the Compensation stated above, and further agree that if, in the opinion of any court of competent jurisdiction, any of the provisions of this section are ever determined by a court to exceed the time, geographic scope or other limitations permitted by applicable law in any jurisdiction, then such excessive provisions shall be deemed reduced, in such jurisdiction only, to the maximum time, geographic scope or other limitation permitted in such jurisdiction, and Director agree to the enforcement of the remainder of the covenant as so amended.

(d) Director also covenants and agrees that during the Restricted Period, and without regard to the activity or activities in which Director is engaging, whether it is within or without the industry, Director will not, directly or through employees, agents, recruiters, independent contractors or others: (a) offer, promise, provide or guarantee employment, work for compensation, business opportunity or other means of financial gain, or solicit, invite an inquiry on employment or other compensatory relationship, respond to such inquiry with a promise or grant of an employment or other compensatory relationship, or otherwise seek to influence any person to leave the Corporation or to undertake activities that would be adverse to the Corporation's interests, where such person is employed by the Corporation or is in an independent contractor relationship in which a majority of their time is spent on Corporation-related activities, or is a supplier of services to the Corporation who would thereafter become unavailable to provide such services to the Corporation, or who has been in such an employment or independent contractor relationship within the 12 months prior to Director's engagement under this Agreement; or (b) solicit from, convert, attempt to convert, divert business from, or attempt to divert business from any of the Corporation's customers, customer accounts or locations, whether such activity is intended to benefit Director or any other person or entity, and whether or not such activity is successful.

VI. Term of Agreement

The "Initial Term" of this Agreement shall be from the Effective Date through the earlier of: (a) its first year's anniversary, or (b) the last date of the Director's current term as a member of the Corporation's

Board of Directors as determined by an election of the shareholders of the Corporation. Subsequent to the Initial Term, this Agreement shall automatically renew on the anniversary of the Effective Date or the date of the Director's reelection or reappointment as a member of the Board of Directors of the Corporation for the period of such new term as herein defined (each a "Subsequent Term"), unless (i) the Board of Directors determines not to renew this Agreement, or (ii) the Director decides not to stand for reelection to the Board of Directors of the Corporation, or (iii) the Director is not reelected by the shareholders of the Corporation. For purposes of this Agreement, the Initial Term and any and all Subsequent Terms may collectively be described as the "Term".

VII. Termination

This Agreement shall automatically terminate upon the failure of the Director to win election or reelection to the Board of Directors of the Corporation by majority vote of its shareholders who are eligible to vote on such matters, her voluntary resignation, her removal for "Cause" by a majority vote of the Board of Directors or the shareholders of the Corporation, her medically certified inability to perform the Services, or her death.

Termination shall not relieve either party of its continuing obligation under this Agreement with respect to confidentiality of proprietary information or indemnification for acts of the Director occurring during the Term or any renewals thereof.

For purposes of this Agreement, Cause shall be defined as:

(i) Director's willful and continual failure for not less than thirty (30) days to substantially perform the Services after a written demand for substantial performance is delivered to the Director by the Board of Directors of the Corporation which specifically identifies the manner in which it is believed that the Director has not substantially performed the Services; or

(ii) Director has willfully engaged in conduct which is materially injurious to the Corporation (monetarily or otherwise), including but not limited to a breach of fiduciary duty, or of her obligations on behalf of the Corporation to comply with any and all federal or state law and regulation; or

(iii) Director has willfully engaged in conduct which is illegal or in violation of the Corporation's code of ethics; or

(iv) Director has been convicted of a felony;

(v) Competitive activity or activity to the detriment of the Corporation;

(vi) Any other action, inaction, act or omission as deemed by the President of First Capital Venture Co. as cause for termination; or

(v) Director has violated the provisions of this Agreement.

As a result of any of the events described above, the Board shall adopt a resolution to reflect its finding that in the good faith opinion of the Board of Directors of the Corporation that the Director was culpable for the conduct cited and specifying the particulars thereof. For the purposes of this Agreement, no act or failure to act on Director's part shall be considered willful unless done, or omitted to be done, by Director not in good faith and without reasonable belief that Director's action or omission was in the best interests of the Corporation. Any such resolution of the Board of Directors of the Corporation must receive the affirmative vote of a majority of the members of the Board of Directors at a meeting called and held for said purpose, and Director must receive reasonable notice of the meeting and have an opportunity to present her case.

In the event of any termination of this Agreement, the Director agrees to return any materials transferred to the Director under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. The Director agrees that the Corporation has the right of injunctive relief to enforce the terms and conditions of this provision.

The Corporation's obligation in the event of such termination shall be to compensate the Director pro-rata with Compensation Shares as earned through the date of Termination.

VIII. Dispute Resolution; Agreement to Arbitrate

It is the intention of the parties that before filing a lawsuit, all controversies, disputes and claims of any type between them will be resolved by binding Arbitration per the provisions of the Florida Arbitration Code, Chapter 682, Florida Statutes (the "Arbitration"). All parties agree that any such Arbitration shall be conducted in Broward County, Florida, and in accordance with Florida law.

IX. Entire Agreement; Amendment

This Agreement (including agreements executed in substantially in the form of the Exhibit A attached hereto) constitutes the entire understanding by and between the parties and supersedes all prior written or oral understandings or agreements, and may not be added to, modified, or waived, in whole or in part, except in writing signed by Murugan against whom such addition, modification or waiver is sought to be asserted. Any amendment or modification to this Agreement must be approved by a written action of the Board of Directors of the Corporation, wherein Murugan has recused himself from voting on said amendment or modification. The Corporation may use the Director's name, image and likeness for marketing, public filings and other promotional materials.

X. Binding Effect; Assignment

This Agreement and all of the provisions hereof shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XI. Survival of Obligations

Notwithstanding the termination of this Agreement for any reason, neither party shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such termination (including, without limitation, the Corporation's obligation to compensate the Director and make any expense payments required herein) or which thereafter might accrue in respect of any act or omission of such party prior to such termination.

XII. Severability

Any provision of this agreement which is determined to be invalid or unenforceable shall not affect the remainder of this agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this agreement.

XIII. Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to Murugan:

Dr. Rajeswari Murugan
1111 East Union Street
Unit 524
Seattle, WA 98122

Email: raji3.m@gmail.com

If to the Corporation:

Diamond Wellness Holdings, Inc.
3531 Griffin Road
Ft. Lauderdale, FL 33312
ATTN: Gary L. Blum, Chairman of the Board of Directors

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the Effective Date.

"Murugan"

Signature: Rajeswari Murugan Date 8/2/2022
Rajeswari Murugan

"CORPORATION"

Diamond Wellness Holdings, Inc.
a Colorado corporation

Signature: Gary L. Blum
Gary L. Blum, Director

Signature: Neal Shapiro
Neal Shapiro, CEO, Director

Date: 8-3-22

Date: